UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 18, 2006

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2006, Carrizo Oil & Gas, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Richard Smith, effective August 23, 2006, pursuant to which Mr. Smith will serve as the Company’s Vice President of Land. Under the Agreement, the executive will receive a specified annual base salary that will be subject to periodic review and will generally be subject to increases consistent with increases in base salary generally awarded to other executives of the Company. The Agreement provides for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the executive’s position and responsibilities. The Agreement entitles the executive to participate in all of the Company’s incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate.

The Agreement has an initial term of one year; provided that, on the effective date and on every day thereafter, the term of the Agreement is automatically extended for one day, such that the remaining term of the Agreement will never be less than one year. Both the Company and the executive may terminate the executive’s employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as “for cause” in the Agreement), or if employment is terminated by the executive either (x) for any reason (including by reason of death) during a 60 day period following the elapse of one year after a change of control (as defined in the Agreement) (the “Window Period”) or (y) with good reason (as defined in the Agreement), the executive will generally be entitled to (i) an immediate lump sum cash payment equal to his annual base salary that would have been payable for the remainder of the term of the Agreement discounted at 6.0%, (ii) continued participation in all the Company’s welfare benefit plans and continued life insurance and medical benefits coverage for the remainder of the term of the Agreement, (iii) a pro-rated bonus for the year of termination, and (iv) the immediate vesting of any stock options or restricted stock previously granted to the executive and outstanding as of the time immediately prior to the date of his termination, and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had the executive remained employed for the remaining term.

If the termination is after or in anticipation of a change of control, the assumed remaining employment period for purposes of calculating the lump sum described above in clause (i) shall be 18 months, and the executive will be entitled to a gross-up payment to offset the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code. If the executive’s employment terminates upon his death and other than in a Window Period, the Company will pay a sum equal to his annual base salary for the remaining term of the Agreement, reduced by the amount payable under any life insurance policies to the extent that such amounts are attributable to premiums paid by the Company, a prorated annual bonus for the year of death, continued welfare benefits for the executive’s dependents for one year following death and immediate vesting and extension of exercisability of equity awards as described above. Upon any termination of employment by the executive without good reason and not during a Window Period, the executive has agreed to be subject to a noncompetition and nonsolicitation covenant for one year following termination.

Under the Agreement Mr. Smith’s initial annual base salary will be $180,000.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as an exhibit to this Current Report and incorporated by reference herein.

Mr. Smith will receive an award of 15,000 shares of restricted stock with the terms and conditions contained in a restricted stock award agreement. The shares of restricted stock will vest in one-third increments on each of August 23, 2007, August 23, 2008 and August 23, 2009, provided that Mr. Smith has been in the continuous employment of the Company through such date (subject to the terms of such agreement, which provides for accelerated vesting in certain circumstances).

Item 9. 01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Carrizo Oil & Gas, Inc. and Richard Smith effective August 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:  /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer
Date:  September 22, 2006

EXHIBIT INDEX

No.  Description

10.1	Employment Agreement between Carrizo Oil & Gas, Inc. and Richard Smith effective August 23, 2006.